Exhibit 99.1

SAIC Announces Financial Results for Fourth Quarter and Fiscal Year 2011

•	Revenues: $2.77 billion (up 3 percent) for fourth quarter, $11.1 billion (up 2 percent) for fiscal year

•	Operating Income: $220 million (up 5 percent) for fourth quarter, $958 million (up 10 percent) for fiscal year

•	Diluted EPS from Continuing Operations: $0.36 (up 16 percent) for fourth quarter, $1.51 (up 22 percent) for fiscal year

•	Cash Flow from Operations: $173 million for fourth quarter, $737 million (up 19 percent) for fiscal year

•	Net Business Bookings: $3.8 billion in the fourth quarter, $12.8 billion for fiscal year

MCLEAN, Va., March 23, 2011 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the fourth quarter and fiscal year 2011, which ended January 31, 2011.

“While market conditions were challenging this year, I am encouraged by the strong bookings achieved, growth in our pipeline of opportunities and increased cash generation,” said Walt Havenstein, SAIC chief executive officer. “Our performance and success is based upon our employees’ continued dedication to solving our customers’ most critical problems through the delivery of timely and cost effective solutions with a foundation of consistently strong program execution. Our strong bookings and pipeline growth in fiscal 2011 give us confidence entering fiscal 2012.”

Summary Operating Results

Revenues for the quarter were $2.77 billion, up 3 percent from $2.68 billion in the prior year quarter. Full-year revenues were $11.1 billion, up 2 percent from fiscal year 2010. Internal revenue growth represented 1 percentage point of the total revenue growth for the quarter and was flat for the fiscal year. Internal revenue growth for the quarter was driven by increased activity on certain command, control and communications; intelligence and cyber security contracts.

Operating income for the quarter was $220 million (7.9 percent of revenue), up 5 percent from $209 million (7.8 percent of revenue) in the prior year quarter. Full-year operating income was $958 million (8.6 percent of revenue), up 10 percent from $867 million (8.0 percent of revenue) in the prior fiscal year. Operating income for the year benefitted from a $56 million royalty payment and from strong program performance throughout the year.

Income from continuing operations for the quarter was $132 million, up 7 percent from $123 million in the prior year quarter. Full-year income from continuing operations was $569 million, up 14 percent from $500 million in the prior fiscal year. Income from continuing operations for the quarter and the fiscal year benefited from a lower effective tax rate due to the December 2010 extension of the federal research and development tax credit, retroactive to January 1, 2010, and the resolution of income tax uncertainties.

Diluted earnings per share (EPS) from continuing operations for the quarter were $0.36, up 16 percent from $0.31 in the prior year quarter, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 359 million, down 7 percent from 387 million in the prior year quarter, due primarily to share repurchases made throughout the year. Diluted earnings per share from continuing operations for the year were $1.51, up 22 percent from $1.24 in fiscal year 2010, reflecting growth in operating income, a lower effective tax rate, and a lower share count from share repurchases made during the year.

Cash Generation and Capital Deployment

Cash flow provided by operations for fiscal year 2011 was $737 million, representing 1.3 times income from continuing operations and up 19 percent from $620 million in the prior fiscal year. The increase in fiscal year 2011 cash flow was primarily due to improved cash management, including a reduction in days sales outstanding, and the increase in income from continuing operations.

During the quarter, the company used $153 million to repurchase approximately 9.5 million shares, including 9.4 million shares under the company’s stock repurchase program. As previously disclosed, the company completed an offering of senior, unsecured notes in the fourth quarter, raising net proceeds of $742 million. The notes are a combination of 10 and 30 year maturities, and have a weighted average fixed interest rate of 5.05%. As of January 31, 2011, the company had $1.37 billion in cash and cash equivalents and $1.85 billion in long-term debt.

Mark W. Sopp, SAIC chief financial officer commented, “This year’s accomplishments included another year of double-digit earnings per share growth and return on invested capital above 20%. We did this while investing more in differentiating capabilities which we believe will provide future growth opportunities. Furthermore, we were more aggressive in capital structure transactions, most notably through execution of a bond offering at attractive long-term interest rates, to position the company for future deployment of capital aimed to increase shareholder value.”

New Business Awards

Net business bookings totaled $3.8 billion in the fourth quarter and $12.8 billion for the fiscal year, representing a book-to-bill ratio of 1.4 and 1.2 for the fourth quarter and the fiscal year, respectively. Large, competitive definite delivery contract awards received during the quarter include:

U.S. Department of State (DoS) Network Infrastructure Support. SAIC received a ten-year, $2.5 billion single award task order from DoS to engineer, design, secure, operate and maintain its critical enterprise-wide information technology (IT) network infrastructure in support of the Bureau of Information Resource Management. SAIC will serve as the lead systems integrator and help streamline services and provide improved service delivery.

U.S. Army 1st Theater Sustainment Command (1st TSC) Logistics Support. Under a $102 million five-and-one-half-year contract, SAIC will provide logistics services in support of 1st TSC activities throughout the U.S. Central Command area of responsibility. SAIC will support munitions storage and resupply efforts as well as operation of the ammunition supply point and theater storage area activities.

National Aeronautics and Space Administration (NASA) Support. SAIC received a $62 million contract extension to continue work on the Unified NASA Information Technology Services (UNITeS) contract. The extension has an eight-month base period of performance and options that would total 14 months of performance for the continuation of services through March 2012. SAIC will continue to provide a broad range of IT services to operate and maintain NASA’s set of integrated enterprise application systems.

U.S. Naval Surface Warfare Center (NSWC) Systems Engineering Support. SAIC was awarded a five-year, $40 million task order to provide systems engineering and lifecycle integration to the NSWC Crane Division. SAIC will support NSWC in areas including prototyping, system and platform integration, logistics, and technology insertion.

U.S. Navy Enterprise Resource Planning (ERP) Support. SAIC was awarded a four-year, $28 million contract by the U.S. Navy Strategic Systems Programs Command to provide project management planning and systems integration services in support of the Navy’s ERP program. The services delivered by SAIC will help the Navy develop and sustain applications across critical command components.

U.S. Environmental Protection Agency (EPA) Geographic Information Systems (GIS) Support. Under a four-and-one-third year, $20 million task order, SAIC is helping the EPA develop GIS applications and enhance existing databases to accommodate new applications. The advanced GIS technologies SAIC provides will assist EPA in their efforts to utilize and visualize environmental data for making critical decisions.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (IDIQ) contracts that are not included in net bookings. Awards during the quarter include:

U.S. Department of Energy (DOE) Environmental Remediation Support. SAIC received a multiple-award IDIQ contract from DOE to provide environmental clean-up services to the Office of Environmental Management. The environmental restoration, waste management, regulatory support, and facility deactivation, decommissioning, decontamination and demolition services SAIC delivers will help DOE clean up the environmental legacy from nuclear weapons development and nuclear research. The five-year contract has an estimated maximum total value of $907 million for all awardees.

U.S. Army Space and Missile Defense Command Modeling and Simulation Support. Under a multiple award IDIQ contract, SAIC will provide modeling, simulation and analysis services to help the Army combat existing and future space and missile defense challenges. The seven-year contract has a ceiling value of more than $343 million for SAIC.

U.S. Army Research Laboratory (ARL) Research and Development (R&D) Support. SAIC received a multiple-award IDIQ contract from ARL to help the U.S. Special Operations Command leverage emerging R&D technologies. The services SAIC provides will support four mission areas: expeditionary warfare, irregular warfare, special operations and stabilization and reconstruction. The five-year contract has a $400 million ceiling value for all awardees.

The company’s backlog of signed business orders at the end of fiscal year 2011 was $17.3 billion, of which $5.5 billion was funded. As compared to the end of fiscal year 2010, total backlog increased 11 percent while funded backlog increased 6 percent. The negotiated unfunded backlog of $11.8 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

On December 8, 2010, the company announced its initial outlook of the expected revenue range, the expected range of diluted earnings per share from continuing operations, and the expected minimum level of cash flows from continuing operations for fiscal year 2012, which started on February 1, 2011.

After January 31, 2011, the company concluded that it expects to sell the portion of a business unit that is focused on providing specialized IT services to international oil and gas companies. The business being held for sale has annual revenues of approximately $200 million. The net operating results of this business and any resulting gain on sale will be included in discontinued operations commencing with the first quarter of fiscal year 2012. Because of this planned disposition, the company is removing the $200 million from its revenue guidance to reflect the business held for sale. However, the planned disposition does not cause the company to adjust previous guidance for diluted earnings per share from continuing operations.

The company is increasing its outlook for cash flows from continuing operations due to improved visibility of working capital requirements.

The company’s revised outlook for fiscal year 2012 is as follows:

•	Revenues of $11.0 billion to $11.5 billion;

•	Diluted earnings per share from continuing operations of $1.35 to $1.46; and

•	Cash flows from continuing operations at or above $600 million.

The above guidance excludes the impact of potential future acquisitions and excludes any future charges from the previously announced expiration of the Scottish Power IT contract.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 43,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $11.1 billion for its fiscal year ended January 31, 2011. For more information, visit http://www.saic.com/. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process, including any federal government shutdown resulting from failure to pass a budget or extend a continuing resolution; delays in contract awards; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to effectively acquire businesses and make investments; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or liability claims; our ability to manage risks associated with our international business; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at http://www.saic.com/.

All information in this release is as of March 23, 2011. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Contacts:

Media Relations	Investor Relations
Laura Luke	Paul Levi
703-676-6533	703-676-2283
laura.luke@saic.com	paul.e.levi@saic.com

SAIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31		Year Ended January 31
	2011	2010	2011	2010	2009
Revenues	$2,769	$2,683	$11,117	$10,846	$10,070
Costs and expenses (a):
Cost of revenues	2,411	2,301	9,632	9,343	8,692
Selling, general and administrative expenses	138	173	527	636	602

Operating income	220	209	958	867	776
Non-operating income (expense):
Interest income	1	—	2	2	20
Interest expense	(23)	(19)	(79)	(76)	(78)
Other income (expense), net	(3)	1	2	6	(15)

Income from continuing operations before income taxes	195	191	883	799	703
Provision for income taxes	(63)	(68)	(314)	(299)	(256)

Income from continuing operations	132	123	569	500	447
Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	(1)	77	(6)	(19)
Benefit (provision) for income taxes	—	1	(28)	3	24

Income (loss) from discontinued operations	—	—	49	(3)	5

Net income	$132	$123	$618	$497	$452

Earnings per share (EPS):
Income from continuing operations, as reported	$132	$123	$569	$500	$447
Less earnings allocated to participating securities	(4)	(4)	(18)	(15)	(13)

Income from continuing operations, for computing EPS	$128	$119	$551	$485	$434

Net income, as reported	$132	$123	$618	$497	$452
Less earnings allocated to participating securities	(4)	(4)	(20)	(15)	(13)

Net income, for computing EPS	$128	$119	$598	$482	$439

Basic:
Income from continuing operations	$0.36	$0.31	$1.51	$1.26	$1.10
Income (loss) from discontinued operations	—	—	0.13	(0.01)	0.01

	$0.36	$0.31	$1.64	$1.25	$1.11

Diluted:
Income from continuing operations	$0.36	$0.31	$1.51	$1.24	$1.08
Income from discontinued operations	—	—	0.12	—	0.01

	$0.36	$0.31	$1.63	$1.24	$1.09

Weighted average number of shares outstanding:
Basic	358	383	364	386	395

Diluted	359	387	366	390	402

(a)	Effective February 1, 2010, the company updated its disclosure statements with the Defense Contract Management Agency, resulting in certain costs being classified differently as overhead (included in cost of revenues) or general and administrative expenses on a prospective basis. This change has caused a net increase in reported cost of revenues and a net decrease in reported SG&A expenses in fiscal 2011 as compared to fiscal 2010 and 2009; however, total operating costs were not affected by this change.

SAIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	January 31, 2011	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,367	$861
Receivables, net	2,095	2,044
Inventory, prepaid expenses and other current assets	387	288

Total current assets	3,849	3,193
Property, plant and equipment, net	362	389
Intangible assets, net	211	106
Goodwill	1,678	1,434
Deferred income taxes	52	103
Other assets	71	70

	$6,223	$5,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,217	$1,191
Accrued payroll and employee benefits	528	512
Notes payable and long-term debt, current portion	3	3

Total current liabilities	1,748	1,706
Notes payable and long-term debt, net of current portion	1,849	1,103
Other long-term liabilities	135	195

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 362 million and 388 million shares issued and outstanding at January 31, 2011 and 2010, respectively	—	—
Additional paid-in capital	2,090	2,096
Retained earnings	434	239
Accumulated other comprehensive loss	(33)	(44)

Total stockholders’ equity	2,491	2,291

	$6,223	$5,295

SAIC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended January 31		Year Ended January 31
	2011	2010	2011	2010	2009
Cash flows from continuing operations:
Net income	$132	$123	$618	$497	$452
Loss (income) from discontinued operations	—	—	(49)	3	(5)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	31	25	111	93	89
Stock-based compensation	24	26	102	106	94
Excess tax benefits from stock-based compensation	2	(20)	(11)	(36)	(56)
Impairment losses	2	6	4	7	29
Other items	(2)	(5)	(4)	(7)	(3)
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	134	118	(8)	(94)	4
Inventory, prepaid expenses and other current assets	(58)	(9)	(28)	54	(82)
Deferred income taxes	3	(20)	6	(18)	4
Other assets	(4)	(1)	—	3	(3)
Accounts payable and accrued liabilities	—	(39)	(24)	(32)	67
Accrued payroll and employee benefits	(91)	(118)	19	18	(73)
Income taxes payable	(3)	8	6	20	43
Other long-term liabilities	3	4	(5)	6	23

Total cash flows provided by continuing operations	173	98	737	620	583
Cash flows from investing activities:
Expenditures for property, plant and equipment	(21)	(12)	(74)	(58)	(59)
Acquisitions of businesses, net of cash acquired	(24)	(99)	(382)	(256)	(201)
Net payments for purchase price adjustments related to prior year acquisitions	—	(10)	—	(2)	(3)
Other	4	2	10	10	14

Total cash flows used in investing activities of continuing operations	(41)	(119)	(446)	(306)	(249)
Cash flows from financing activities:
Issuance of long-term debt, net of offering costs	742	—	742	—	—
Payments on notes payable and long-term debt	(1)	(1)	(3)	(18)	(113)
Sales of stock and exercises of stock options	8	12	38	58	76
Repurchases of stock	(153)	(143)	(601)	(474)	(445)
Excess tax benefits from stock-based compensation	(2)	20	11	36	56
Other	—	—	—	—	(1)

Total cash flows provided by (used in) financing activities of continuing operations	594	(112)	187	(398)	(427)

Increase (decrease) in cash and cash equivalents from continuing operations	726	(133)	478	(84)	(93)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(1)	4	(23)	3	(41)
Cash provided by (used in) investing activities of discontinued operations	(2)	1	52	1	(10)

Increase (decrease) in cash and cash equivalents from discontinued operations	(3)	5	29	4	(51)

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	(2)	(1)	5	(16)

Total increase (decrease) in cash and cash equivalents	723	(130)	506	(75)	(160)

Cash and cash equivalents at beginning of period	644	991	861	936	1,096

Cash and cash equivalents at end of period	$1,367	$861	$1,367	$861	$936

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three months and year ended January 31, 2011 were calculated as follows:

	Three Months Ended January 31,	Year Ended January 31,
	2011	2011
Government segment:
Prior year period’s revenues, as reported	$2,571	$10,390
Revenues of acquired businesses for the comparable prior year period	48	222

Prior year period’s revenues, as adjusted	$2,619	$10,612
Current year period’s revenues, as reported	2,681	10,743

Internal revenue growth	$62	$131

Internal revenue growth percentage	2%	1%

Commercial segment:
Prior year period’s revenues, as reported	$113	$462
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	$113	$462
Current year period’s revenues, as reported	90	381

Internal revenue growth	$(23)	$(81)

Internal revenue growth percentage	-20%	-18%

Total:
Prior year period’s revenues, as reported	$2,683	$10,846
Revenues of acquired businesses for the comparable prior year period	48	222

Prior year period’s revenues, as adjusted	$2,731	$11,068
Current year period’s revenues, as reported	2,769	11,117

Internal revenue growth	$38	$49

Internal revenue growth percentage	1%	0%

SAIC, INC.

RETURN ON INVESTED CAPITAL CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to return on invested capital (ROIC), which is a non-GAAP financial measure that is reconciled to the most directly comparable financial measure, which is operating income. The company believes that reporting ROIC provides investors with greater visibility into how effectively it uses the capital invested in its operations. The company calculates ROIC by dividing operating income after normalized income taxes by average invested capital. Operating income after normalized income taxes is calculated by multiplying operating income by (1 - the normalized income tax rate). Average invested capital is calculated by adding total stockholders’ equity to long-term debt and subtracting cash and cash equivalents.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that financing or cash deployment decisions may cause ROIC to trend differently from operating income which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting ROIC near disclosures of operating income and net income. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate ROIC is not necessarily comparable to similarly titled financial measures presented by other companies.

The return on invested capital for the year ended January 31, 2011 was computed as follows:

Return on invested capital for the year ended January 31, 2011:
Operating income, as reported			$958
Normalized income tax rate			38.5%

Operating income after normalized income taxes			$589

Components of invested capital:	January 31, 2011	January 31, 2010	Average
Total stockholders equity	$2,491	$2,291
Notes payable and long-term debt, including current portion	1,852	1,106
Cash and cash equivalents	(1,367)	(861)

Invested Capital	$2,976	$2,536	$2,756

Return on invested capital for the year ended January 31, 2011			21.4%